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                                                                      Exhibit 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 26 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 12, 1996, relating to the financial statements and financial highlights appearing in the June 30, 1996 Annual Report to Shareholders of the PIMCO Funds: Multi-Manager Series (formerly the PIMCO
Funds: Equity Advisors Series), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

/s/ Price Waterhouse LLP
Price Waterhouse LLP

Kansas City, Missouri
August 15, 1997